Exhibit 10.4

THIRD AMENDMENT TO CREDIT AGREEMENT
This Third Amendment to Credit Agreement (“Amendment”) dated August 28, 2020 is entered into between DAKTRONICS, INC., a South Dakota corporation (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).
RECITALS:

A.Lender and Borrower entered into a Credit Agreement dated November 15, 2016, as amended, pursuant to which Lender made certain Revolving Loans to Borrower.

B.The parties wish to amend the Credit Agreement as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.Each of the following defined terms in Section 1.1 of the Credit Agreement are amended and restated to read:

“EBITDA” means, with respect to any fiscal period of determination, the net income of the Borrower before deductions for income, taxes, interest expense, depreciation, amortization, and non-cash, stock-based compensation, all as determined in accordance with GAAP.

“IBD” means all interest bearing obligations, including those represented by bonds, debentures, or other debt securities and open-ended bank guaranties, but excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising agreements.
“Loan Documents” means this Agreement, the Facility LC Applications, the Notes, the Security Agreement, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Lender in connection with this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest that accrues after the commencement of an insolvency proceeding with respect to the Borrower, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding) on the Loans, all Facility LC Obligations, all ACH obligations, all obligations in connection with Cash Management Services, all Hedge Management Obligations provided to the Borrower or any Subsidiary by the Lender, all accrued and unpaid fees, and all expenses (including fees and expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), reimbursements, indemnities and other obligations of the Borrower or any Subsidiary to Lender, any of its Affiliates or any indemnified party arising under the Loan Documents (regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

2.The following defined term is added to Section 1.1 of the Credit Agreement:

“Unrestricted, Unencumbered Liquid Assets” means unrestricted, unencumbered marketable securities, cash, and cash equivalents plus the availability under the Borrower's line of credit.

3.Section 2.6 of the Credit Agreement is amended and restated to read:

2.6    Interest Rates. Interest on each advance hereunder shall accrue at an annual rate equal to the Applicable Margin plus the Daily Reset LIBOR Rate. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. If Lender has determined that (a) the rate index described above (“LIBOR”) is no longer available, either because (i) LIBOR is not being quoted or published, (ii) any relevant agency or authority has announced that LIBOR will no longer be published or is no longer representative, or (iii) any similar circumstance exists such that LIBOR has become unavailable or ceased to exist, or (b) similar loans are being documented with a replacement rate to LIBOR, Lender may, in its discretion, replace LIBOR with a replacement rate (which may include a successor index and a spread adjustment), taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority and evolving or prevailing market conventions. In connection with the selection and implementation of any such replacement rate, Lender may make any technical, administrative or operational changes that Lender decides may be appropriate to reflect the adoption and implementation of such replacement rate. Lender does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, LIBOR.

4.Section 2.12(a) of the Credit Agreement is amended and restated to read:

(a)    Issuance. Lender agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding Facility LC Obligations shall not exceed $20,000,000, and (ii) the aggregate amount of the Revolving Exposure shall not exceed the Revolving Commitment Amount. In the event either party elects not to renew or extend the Credit Agreement (either by new agreement or amendment), or this Agreement otherwise terminates pursuant to the terms hereof, Borrower agrees to Cash Collateralize, on or before the fifth Business Day prior to the Facility Termination Date, an amount equal to 100% of the Facility LC Obligations that have any expiry date later than the Facility Termination Date. Notwithstanding anything herein to the contrary, the Lender shall have no obligation hereunder to issue any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject ofany Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

5.Section 6.16 of the Credit Agreement is amended and restated to read:

6.16Financial Covenants.

(a)Adjusted Fixed Charge Coverage Ratio. Commencing with Borrower’s first fiscal quarter in 2021 and thereafter, Borrower will not permit the Adjusted Fixed Charge Ratio, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be less than 2.0 to 1.0.

(b)IBD/EBITDA Ratio. Commencing with Borrower’s first fiscal quarter in 2021 and thereafter, Borrower will not permit the ratio of its IBD plus all outstanding non-cash secured letters of credit and bank guarantees to EBITDA, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be greater than 2.5 to 1.0.

(c)Minimum Liquidity. Commencing with Borrower’s first fiscal quarter in 2021 and thereafter through Borrower’s second fiscal quarter in 2021, Borrower will maintain minimum Unrestricted, Unencumbered Liquid Assets of $7,000,000 or greater, determined at the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters. Commencing with Borrower’s third fiscal quarter in 2021 and thereafter, Borrower will maintain minimum Unrestricted, Unencumbered Liquid Assets of $15,000,000 or greater, determined at the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters. Availability under the Borrower’s line of credit for this calculation will be limited to what is supported by the IBD/EBITDA ratio covenant.

6.    Subsection (d) of Section 8.1 of the Credit Agreement is amended and restated to read:

(d)     After the exercise of remedies provided for in this Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1), any amounts received by Lender on account of the Obligations will be applied by Lender to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lender as Lender may decide in its sole discretion.

7.Borrower represents and warrants that as of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

8.    This Amendment does not constitute a novation of the Credit Agreement. Except as modified in this Amendment, all of the terms and conditions of the Credit Agreement will remain in full force and effect.

9.    Borrower acknowledges the Credit Agreement and related Loan Documents are and will remain the legal and binding obligation of Borrower, free of any claim, defense, or offset.

10.    The officers signing on behalf of the Borrower represent and warrant that the execution and delivery of this Amendment has been fully authorized by all necessary corporate action.

BORROWER: DAKTRONICS, INC. By: /s/ Reece A. Kurtenbach Name: Reece A. Kurtenbach Title: Chief Executive Officer By: /s/ Sheila M. Anderson Name: Sheila M. Anderson Title: Chief Financial Officer

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Carl A. Johnson Name: Carl A. Johnson Title: Vice President